Filed Pursuant to Rule 433

Registration No. 333-182215-03

**PRICED** $1.25bln Fifth Third Auto Trust (FITAT) 2014-1 Prime Auto

JOINT LEADS :  Credit Suisse (str), Barclays, JPM                 Public/SEC Registered

CO-MANAGERS :  DB/RBC

CLS	$AMT (mm)	M/S&P	WAL	WIN	BENCH	SPREAD	YIELD	CPN	$ PRICE
A-1	360.000	P-1/A1+	0.33	1-8	IntL	.20	.20	.20	100-00
A-2	360.000	Aaa/AAA	1.05	8-18	EDSF	+19	.463	.46	99.99732
A-3	389.000	Aaa/AAA	2.10	18-35	IntS	+20	.687	.68	99.98745
A-4	141.000	Aaa/AAA	3.22	35-40	IntS	+25	1.151	1.14	99.97398

* Expected Settle        : 02/20/14         * Format                : Public/SEC Registered         * First Pay Date            : 03/17/14

* ERISA            : Yes                                * Expected Ratings       : Moody’s, S&P          * Pxing Speed    : 1.3 ABS to 10% call

* Ticker                    : FITAT 2014-1  * Min Denoms       : $1,000 x $1,000                   * Bill & Deliver            : Credit Suisse

* Intexnet Details    : csffitat2014-1_marketing                                         Entry Code    : 994U

  * NetRoadshow Link  : www.netroadshow.com                                       Entry Code    : FTB20141

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.